Exhibit 107

Calculation of Filing Fee Tables

……Form S-8……..

(Form Type)

…………….…………… Akoustis Technologies, Inc. …………………………..

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Rule 457(c) and (h)	500,000(3)	$0.58	$291,850.00	0.00014760	$43.08
—	—	—	—		—		—
—	—	—	—		—
Total Offering Amounts					$291,850.00		$43.08
Total Fee Offsets							—
Net Fees Due							$43.08

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminate number of additional shares of Akoustis Technologies, Inc.’s (the “Registrant”) common stock, par value $0.001 per share (“Common Stock”) as is necessary to eliminate any dilutive effect of any future stock split, stock dividend or similar transaction.
(2)	Calculated in accordance with Rule 457(c) and (h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee, which is based on the average of the high and low market prices of the shares of common stock of the Registrant as reported on the Nasdaq Stock Market LLC on November 8, 2023.
(3)	Represents an additional 500,000 shares of Common Stock issuable under the Akoustis Technologies, Inc. Employee Stock Purchase Plan, as amended, which increase in shares of Common Stock was approved by the Registrant’s stockholders at its Annual Meeting of Stockholders on November 2, 2023.